EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-71077 and 333-106878 on Form S-3, and Nos. 333-73391, 333-106880, 333-106881 and 333-132665 on Form S-8 of our reports, dated February 29, 2012, relating to the financial statements of First Cash Financial Services, Inc. as of December 31, 2011 and 2010 and for the three-year period ended December 31, 2011, and to the effectiveness of internal control over financial reporting as of December 31, 2011, appearing in this Annual Report on Form 10-K of First Cash Financial Services, Inc.

/s/ Hein & Associates LLP

Dallas, Texas

February 29, 2012